Exhibit 99.1
Intensity Therapeutics Reports 2025 Year End Financial Results and Highlights, and Provides Corporate Update

•Raised over $20 million in gross proceeds in 2025 and held $11.9 million in cash and cash equivalents as of December 31, 2025, with a cash runway into the second quarter of 2027

•IT-01 Study manuscript of INT230-6 used alone in 64 refractory metastatic cancer patients published in the Lancet’s journal eBioMedicine, including data for disease control rate, overall survival, immune activation, abscopal effects, tumor necrosis, dose ranging, and safety

•Favorable efficacy and safety reported in a small sample of triple negative breast cancer (“TNBC”) patients receiving INT230-6 prior to the standard of care (“SOC”) compared to SOC alone in the INVINCIBLE-4 Study

Shelton, Conn., March 27, 2026 – Intensity Therapeutics, Inc. (“Intensity” or “the Company”) (Nasdaq: INTS), a late-stage clinical biotechnology company focused on the discovery and development of novel intratumoral cancer therapies that are designed to kill tumors and increase immune system recognition of cancers using its proprietary non-covalent conjugation technology, announces 2025 year-end financial results and highlights, and provides a corporate update.

Corporate Update

INVINCIBLE-4 Study: Phase 2 randomized open-label, multicenter study to analyze the clinical activity, safety, and tolerability of INT230-6 given before administration of the SOC treatment in patients with early-stage, operable triple negative breast cancer and SOC alone.
In March 2026, the Company reported the following:
•Preliminary observations of the INVINCIBLE-4 Study showed that five (5) out of seven (7) patients (71.4%) who received INT230-6 prior to SOC (“Cohort A”) achieved a pathological complete response ("pCR") whereas two (2) out of six (6) (33%) patients in the SOC arm alone (“Cohort B”) achieved a pCR, with one patient still to be evaluated.
•Forty-four percent (44%) fewer grade 3 or higher adverse events were observed in Cohort A compared to Cohort B.
•A protocol amendment was submitted to Swissmedic, Switzerland's regulatory authority, and the Switzerland Ethics Committee to resume enrollment. Full approval to resume enrollment was granted on March 26, 2026.
The Company expects presentation of more detailed results for the seven (7) Cohort A patients at a future oncology conference.

INVINCIBLE-3 Study: Phase 3 open-label, randomized study testing INT230-6 as monotherapy compared to the SOC drugs in second- and third-line treatment for specific soft tissue sarcoma subtypes.
In March 2025, the Company paused new site activations and patient enrollments due to funding constraints. Before this pause, the trial had enrolled 21 patients. The Company continues to treat patients enrolled in this study, maintain the database, conduct pharmacovigilance, and conduct other study-related activities in cooperation with its third-party contract research organizations at significantly reduced ongoing costs during this pause. The Company has prioritized reinitiating patient enrollment and site activations during 2026 once sufficient funding is obtained.

IT-01 Study Manuscript Publication
In October 2025, the Company reported that eBioMedicine, a Lancet Discovery Science journal, published the Company’s phase 1/2 IT-01 clinical study manuscript, “Safety and Efficacy of Intratumourally Administered INT230-6 in Adult Patients with Advanced Solid Tumours: Results from an Open-Label Phase 1/2 Dose Escalation Study,” for the treatment of metastatic or refractory cancers. The manuscript included the following data results:

•In heavily pretreated patients with advanced disease having over 20 different types of cancer who had progressed following multiple prior lines of therapy, intratumoral INT230-6 achieved:
◦A disease control rate of 75% (48/64 patients) and median overall survival (“mOS”) of 11.9 months; these results compare favorably in phase 1/2 studies that historically reported an mOS of 4 to 7 months
◦In a metastatic sarcoma subset population receiving only INT230-6, the median overall survival was 21.3 months
•In an exploratory analysis comparing patients receiving INT230-6 at a total dose (in mL) that treated greater than 40% of the patient’s total tumor burden (“TTB”) compared to those treated with less than 40% of their TTB, the:
◦Disease control rate was 83.3% (40/48) compared to 50% (8/16)
◦Median overall survival was 18.7 months (95% CI: 11.5–23.5) compared to 3.1 months (95% CI: 1.6–5.9) with a hazard ratio (HR) of 0.17 (95% CI: 0.081–0.342); P<0.0001
◦Improved survival was consistent across a range of low to high tumor burden and tumor sizes
•Approximately 20% of patients in the >40% group had uninjected tumors shrink, abscopal effects
•Fifteen of 64 patients survived for more than 21 months
•INT230-6 induced a qualitative decrease in proliferating cancer cells in injected tumors and a qualitative increase in activated T-cells infiltrating the tumor microenvironment
•No dose-limiting toxicities were reported among 64 monotherapy patients; seven patients had a grade 3 (10.9%) with no grade 4 or 5 treatment-related adverse events
•Pharmacokinetic results showed that greater than 95% of the active cytotoxic agents remained in the injected tumors

Cash and Cash Runway
In 2025, the Company raised over $20 million in gross proceeds through two public offerings, one registered direct offering, and ATM issuances. These successful capital-raising efforts strengthened Intensity's balance sheet with cash and cash equivalents of $11.9 million as of December 31, 2025, and extended its current operating runway into the second quarter of 2027.

Lewis H. Bender, Founder, President, and CEO, stated, “Our data published in the Lancet’s eBioMedicine journal for the treatment of metastatic disease, and the results reported on the safety and efficacy in the INVINCIBLE-4 study were promising and unique for a locally-delivered oncology drug. With the capital raised in 2025 and an unused $60 million ATM facility in place, we intend to resume patient enrollment in both studies as soon as possible. The American Cancer Society (“ACS”) estimates that roughly 6,400 more deaths occurred in 2025 than in 2024, a trend that continues every year. Intensity remains committed to helping patients live longer, healthier lives with less toxicity. The ACS data supports the conclusion that today’s cancer treatments have many limitations, and that the unmet medical need for new ideas and better cancer therapies remains as strong as ever.”

2025 Year End Financial Results

Research and development expenses were $6.8 million for the year ended December 31, 2025, compared to $10.5 million for the same period in 2024. Clinical trial expenses decreased $2.8 million primarily due to lower INVINCIBLE-3 Study costs. In March 2025, the Company paused new site activations and patient enrollments in the INVINCIBLE-3 Study due to funding constraints. Prior to this pause, the trial had enrolled 21 patients. The Company will continue to treat all patients enrolled in this study in cooperation with our third-party contract research organizations during this pause, and the Company plans to restart site activations and patient enrollment as soon as possible. Contract manufacturing costs declined by $0.6 million, as there were no new manufacturing batches of INT230-6 in 2025, along with $0.5 million of lower stock-based compensation. These decreases were partially offset by $0.3 million of bonus accruals for 2025 compared to zero bonus accruals for 2024.

General and administrative expenses were $5.2 million for the year ended December 31, 2025, compared to $6.1 million for the same period in 2024. Stock-based compensation decreased $0.6 million in 2025, and legal, audit, consulting, insurance and other general & administrative costs decreased due to cost efficiencies and less corporate development activity compared to the prior year period. These decreases were partially offset by $0.5 million of bonus accruals for 2025 compared to zero bonus accruals for 2024.

Overall, net loss was $11.6 million for the year ended December 31, 2025, compared to a net loss of $16.3 million for the year ended December 31, 2024.

As of December 31, 2025, cash and cash equivalents totaled $11.9 million.

About INT230-6
INT230-6, Intensity's lead proprietary investigational product candidate, is designed for direct intratumoral injection. INT230-6 was discovered using Intensity's proprietary DfuseRx℠ technology platform. The drug consists of two proven, potent anti-cancer agents, cisplatin and vinblastine sulfate, and a diffusion and cell penetration enhancer molecule ("SHAO") that non-covalently conjugates to the two payload drugs, facilitating the dispersion of potent cytotoxic drugs throughout tumors and allowing the active agents to diffuse into cancer cells. These agents remain in the tumor, resulting in a favorable safety profile. In addition to local disease control and direct tumor killing, INT230-6 causes a release of a bolus of neoantigens specific to the malignancy, leading to immune system engagement and systemic anti-tumor effects. Importantly, these effects are mediated without immunosuppression, which often occurs with systemic chemotherapy.

About Intensity Therapeutics
Intensity is a late-stage clinical biotechnology company whose novel engineered chemistry enables aqueous cytotoxic-containing drug formulations to mix and saturate a tumor's dense, high-fat, pressurized environment following direct intratumoral injection. As a result of the saturation, Intensity's clinical trials have demonstrated the ability of INT230-6 to kill tumors and elicit an adaptive immune response within days of injection, representing a new approach to cancer cell death that holds the potential to shift the treatment paradigm and turn many deadly cancers into chronic diseases even for malignancies that do not respond to conventional immunotherapy. Intensity has completed two clinical studies that enrolled over 200 patients using INT230-6: a Phase 1/2 dose escalation study in metastatic cancers including sarcomas (NCT03058289), and a Phase 2 randomized control clinical trial in locally advanced breast cancer (the "INVINCIBLE-2 Study") (NCT04781725) in women without undergoing chemotherapy prior to their surgery. The Company initiated a Phase 3 trial in soft tissue sarcoma (the "INVINCIBLE-3 Study") (NCT06263231), testing INT230-6 as second or third-line monotherapy compared to the SOC with overall survival as an endpoint. Intensity also initiated a Phase 2 study in collaboration with The Swiss Group for Clinical Cancer Research, formerly SAKK, now the Swiss Cancer Institute (the "INVINCIBLE-4 Study") (NCT06358573) as part of a Phase 2/3 program evaluating INT230-6 followed by the SOC immunochemotherapy and the SOC alone for patients with presurgical triple-negative breast cancer. pCR is the endpoint. For more information about Intensity, including publications, papers, and posters about its novel approach to cancer therapeutics, visit www.intensitytherapeutics.com or review our SEC filings.
Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company's expected future plans, cash runway, development activities, projected milestones, business activities or results. When or if used in this communication, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to the Company or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management's current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the initiation, timing, progress and results of future preclinical studies and clinical trials and research and development programs; the need to raise additional funding before the Company can expect to generate any revenues from product sales; plans to develop and commercialize product candidates; the timing or likelihood of regulatory filings and approvals; the ability of the Company's research to generate and advance additional product candidates; the risk that product candidates that appear promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials; the implementation of the Company's business model, strategic plans for the Company's business, product candidates and technology; commercialization, marketing and manufacturing capabilities and strategy; the rate and degree of market acceptance and clinical utility of the Company's system; the Company's competitive position; the Company's intellectual property position; developments and projections relating to the Company's competitors and its industry; the Company's ability to maintain and establish collaborations or obtain additional funding; expectations related to the use of cash and cash equivalents and investments; our potential inability to satisfy the Nasdaq Capital Market's requirements for continued listing and be subject to delisting; estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other risks described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and in the Company's subsequent SEC ﬁlings, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations Contact:
Justin Kulik
CORE IR
justin@coreir.com
(516) 222-2560

Media Contact:
Matt Cossel
CORE IR
PR@coreir.com

Intensity Therapeutics, Inc.
Statements of Operations
(in thousands, except share and per share amounts)
(Derived from audited financial statements)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$6,785	$10,496
General and administrative	5,187	6,089
Total operating expenses	11,972	16,585
Loss from operations	(11,972)	(16,585)

Other income (expense):
Interest income	180	314
Other income, net	186	3
Net loss	$(11,606)	$(16,268)

Loss per share, basic and diluted	$(8.56)	$(29.24)
Weighted average number of shares of common stock, basic and diluted	1,356,358	556,279

Intensity Therapeutics, Inc.
Balance Sheets
(in thousands)
(Derived from audited financial statements)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$11,921	$2,590
Prepaid expenses and other current assets	788	773
Total current assets	12,709	3,363
Right-of-use asset, net	96	122
Other assets	1,296	1,298
Total assets	$14,101	$4,783

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$583	$1,219
Accrued expenses	1,532	508
Lease liability, current portion	31	28
Total current liabilities	2,146	1,755
Lease liability, net of current portion	79	110
Total liabilities	2,225	1,865
Total stockholders’ equity	11,876	2,918
Total liabilities and stockholders’ equity	$14,101	$4,783
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